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                                                                     EXHIBIT 5.1


                             Baker & Botts, L.L.P.
                                One Shell Plaza
                             910 Louisiana Street
                           Houston, Texas 77002-4995




                                                                   June 13, 1996

Drilex International Inc.
15151 Sommermeyer
Houston, Texas 77041

Gentlemen:

        As set forth in the Registration Statement (the "Registration Statement") on Form S-1 (Registration No. 333-03405) filed by Drilex International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the Company's Common Stock, par value $.01 per share ("Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. The Registration Statement relates to the offering of an aggregate of 2,361,962 shares of Common Stock (the "Shares"), consisting of 2,000,000 Shares to be issued and sold by the Company and 361,962 Shares to be sold by the Selling Stockholder identified in the Registration Statement (the "Selling Stockholder"), together with up to 354,294 additional shares of the Common Stock (the "Additional Shares") that may be issued and sold by the Company pursuant to the underwriters' over-allotment option as described in the Registration Statement. The Shares to be sold by the Selling Stockholder are issuable upon conversion of a convertible note issued to ENSCO Technology Company (the "Convertible Note"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

        In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

        Based on our examination as aforesaid, we are of the opinion that:

        1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware;



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Drilex International Inc.                  -2-                    June 13, 1996


        2. When the pricing committee of the Board of Directors of the Company has determined the price at which the Shares and the Additional Shares are to be sold to the underwriters by the Company and has authorized the issuance of such Shares and the Additional Shares, upon the issuance and sale by the Company of the Shares and any Additional Shares that may be purchased pursuant to the Purchase Agreement for the consideration so determined, such Shares and any such Additional Shares will be duly authorized, validly issued, fully paid and nonassessable; and

        3. The shares to be sold by the Selling Stockholder have been duly authorized and will be, when issued upon conversion of the Convertible Note in accordance with the terms thereof, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement

                                                   Very truly yours,



                                                   BAKER & BOTTS, L.L.P.